                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                SCHEDULE 13G/A


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      (AMENDMENT NO. 3--FINAL AMENDMENT)*


                             Advent Software, Inc.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                   007974108
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page  1 of 15 Pages

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 2 of 15 Pages
------------------                                          ------------------

-------------------------------------------------------------------------------
 1               NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Mayfield VII, a California Limited Partnership
                 94-3167809
-------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
  3              SEC USE ONLY

------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 California
------------------------------------------------------------------------------
                     5          SOLE VOTING POWER
                                0
   NUMBER OF    --------------------------------------------------------------
    SHARES           6          SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH  --------------------------------------------------------------
   REPORTING         7          SOLE DISPOSITIVE POWER
  PERSON WITH                   0
                --------------------------------------------------------------
                     8          SHARED DISPOSITIVE POWER
                                0
------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*
 ------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.0%
------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 3 of 15 Pages
------------------                                          ------------------

-------------------------------------------------------------------------------------------
  1              NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Mayfield VII Management Partners, a California Limited Partnership
                 94-3167811
-------------------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]
                                                                                    (b) [ ]
-------------------------------------------------------------------------------------------
  3              SEC USE ONLY

-------------------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 California
-------------------------------------------------------------------------------------------
                        5       SOLE VOTING POWER
                                0
   NUMBER OF            -----------------------------------------------------------
    SHARES              6       SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH          -----------------------------------------------------------
   REPORTING            7       SOLE DISPOSITIVE POWER
  PERSON WITH                   0
                        -----------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER
                                0
-----------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-----------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES*
 ----------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.0%
-----------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 PN
-----------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 4 of 15 Pages
------------------                                          ------------------

  1              NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Mayfield Associates Fund II, a California Limited Partnership
                 94-3191510
-------------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]
                                                                              (b) [ ]
-------------------------------------------------------------------------------------
  3              SEC USE ONLY

-------------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 California
-------------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                0
   NUMBER OF          ---------------------------------------------------------------
    SHARES            6         SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH        ---------------------------------------------------------------
   REPORTING          7         SOLE DISPOSITIVE POWER
  PERSON WITH                   0
                      ---------------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-------------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*
 ------------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.0%
-------------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 PN
-------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 5 of 15 Pages
------------------                                          ------------------

  1              NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Yogen K. Dalal

-------------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]
                                                                              (b) [ ]
-------------------------------------------------------------------------------------
  3              SEC USE ONLY

-------------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S.
-------------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                0
   NUMBER OF          ---------------------------------------------------------------
    SHARES            6         SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH        ---------------------------------------------------------------
   REPORTING          7         SOLE DISPOSITIVE POWER
  PERSON WITH                   0
                      ---------------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-------------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*
 ------------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.0%
-------------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 IN
-------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 6 of 15 Pages
------------------                                          ------------------

  1              NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 F. Gibson Myers, Jr.

-------------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]
                                                                              (b) [ ]
-------------------------------------------------------------------------------------
  3              SEC USE ONLY

-------------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S.
-------------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                38,017
   NUMBER OF          ---------------------------------------------------------------
    SHARES            6         SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH        ---------------------------------------------------------------
   REPORTING          7         SOLE DISPOSITIVE POWER
  PERSON WITH                   38,017
                      ---------------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 38,017
-------------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*
 ------------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.5% (See Item 4 on page 13)
-------------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 IN
-------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 7 of 15 Pages
------------------                                          ------------------

  1              NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Kevin A. Fong

-------------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]
                                                                              (b) [ ]
-------------------------------------------------------------------------------------
  3              SEC USE ONLY

-------------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S.
-------------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                16,093
   NUMBER OF          ---------------------------------------------------------------
    SHARES            6         SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH        ---------------------------------------------------------------
   REPORTING          7         SOLE DISPOSITIVE POWER
  PERSON WITH                   16,093
                      ---------------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 16,093
-------------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*
 ------------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.2% (See Item 4 on page 13)
-------------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 IN
-------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 8 of 15 Pages
------------------                                          ------------------

  1              NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 William D. Unger

-------------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]
                                                                              (b) [ ]
-------------------------------------------------------------------------------------
  3              SEC USE ONLY

-------------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S.
-------------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                23,847
   NUMBER OF          ---------------------------------------------------------------
    SHARES            6         SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH        ---------------------------------------------------------------
   REPORTING          7         SOLE DISPOSITIVE POWER
  PERSON WITH                   23,847
                      ---------------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 23,847
-------------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*
 ------------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.3% (See Item 4 on page 13)
-------------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 IN
-------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 9 of 15 Pages
------------------                                          ------------------

  1              NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Wendell G. Van Auken, III

-------------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]
                                                                              (b) [ ]
-------------------------------------------------------------------------------------
  3              SEC USE ONLY

-------------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S.
-------------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                30,136
   NUMBER OF          ---------------------------------------------------------------
    SHARES            6         SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH        ---------------------------------------------------------------
   REPORTING          7         SOLE DISPOSITIVE POWER
  PERSON WITH                   30,136
                      ---------------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 30,136
-------------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*
 ------------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.4% (See Item 4 on page 13)
-------------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 IN
-------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 10 of 15 Pages
------------------                                          ------------------

  1              NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Michael J. Levinthal

-------------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]
                                                                              (b) [ ]
-------------------------------------------------------------------------------------
  3              SEC USE ONLY

-------------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S.
-------------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                29,237
   NUMBER OF          ---------------------------------------------------------------
    SHARES            6         SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH        ---------------------------------------------------------------
   REPORTING          7         SOLE DISPOSITIVE POWER
  PERSON WITH                   29,237
                      ---------------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 29,237
-------------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*
 ------------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.4% (See Item 4 on page 13)
-------------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 IN
-------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 11 of 15 Pages
------------------                                          ------------------

  1              NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 A. Grant Heidrich, III

-------------------------------------------------------------------------------------
  2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [ ]
                                                                              (b) [ ]
-------------------------------------------------------------------------------------
  3              SEC USE ONLY

-------------------------------------------------------------------------------------
  4              CITIZENSHIP OR PLACE OF ORGANIZATION
                 U.S.
-------------------------------------------------------------------------------------
                      5         SOLE VOTING POWER
                                8,099
   NUMBER OF          ---------------------------------------------------------------
    SHARES            6         SHARED VOTING POWER
 BENEFICIALLY                   0
 OWNED BY EACH        ---------------------------------------------------------------
   REPORTING          7         SOLE DISPOSITIVE POWER
  PERSON WITH                   8,099
                      ---------------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------------
  9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 8,099
-------------------------------------------------------------------------------------
 10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*
 ------------------------------------------------------------------------------------
 11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0.1% (See Item 4 on page 13)
-------------------------------------------------------------------------------------
 12              TYPE OF REPORTING PERSON*
                 IN
-------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 12 of 15 Pages
------------------                                          ------------------

ITEM 1(a)  NAME OF ISSUER:

     Advent Software, Inc.

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     301 Brannan Street
     San Francisco, California 94107

ITEM 2(a)  NAME OF PERSON(S) FILING:

     Mayfield VII, a California Limited Partnership
     Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership
     Yogen K. Dalal           F. Gibson Myers, Jr.
     Kevin A. Fong            William D. Unger
     Wendell G. Van Auken, III  Michael J. Levinthal
     A. Grant Heidrich, III

     (For a list of the general partners of the limited partnerships listed above, see Exhibit C.)

ITEM 2(b)  ADDRESS OF PRINCIPAL OFFICE:

     The entities and individuals listed in Item 2(a) can be reached at the following business address:

     Mayfield Fund
     2800 Sand Hill Road
     Menlo Park, California 94025

ITEM 2(c)  CITIZENSHIP:

     The entities listed in Item 2(a) are California limited partnerships. The individuals listed in Item 2(a) are U.S. citizens.

ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2(e)  CUSIP NUMBER:

     007974108

------------------                                          ------------------
CUSIP No. 00797410              13G                         Page 13 of 15 Pages
------------------                                          ------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

     Not applicable.

ITEM 4.  OWNERSHIP

     The information regarding ownership as set forth in items 5-9 of pages 2-11 hereto, is hereby incorporated by reference. The percentage of class information set forth in item 9 on each of those pages was computed based upon the number of shares of common stock of the issuer outstanding as of July 31, 1997, as reported in the issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10. CERTIFICATION

     Not applicable.

EXHIBITS

     Exhibit C is hereby incorporated by reference to the reporting persons'
Schedule 13G (Amendment No. 2) filed with the Securities and Exchange Commission on April 2, 1997.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: October 28, 1997



MAYFIELD VII,
A California Limited Partnership

By:  MAYFIELD VII MANAGEMENT PARTNERS
     A California Limited Partnership
     Its General Partner

By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Authorized Signatory


MAYFIELD VII MANAGEMENT PARTNERS,
A California Limited Partnership


By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Authorized Signatory


MAYFIELD ASSOCIATES FUND II,
A California Limited Partnership


By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Authorized Signatory


YOGEN K. DALAL

By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Attorney In Fact


F. GIBSON MYERS, JR.

By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Attorney In Fact

KEVIN A. FONG

By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Attorney In Fact


WILLIAM D. UNGER

By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Attorney In Fact


WENDELL G. VAN AUKEN, III

By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Attorney In Fact


MICHAEL J. LEVINTHAL

By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Attorney In Fact


A. GRANT HEIDRICH, III

By:  /s/ George A. Pavlov
     --------------------
     George A. Pavlov, Attorney In Fact